Exhibit 99.1        Press Release dated March 27, 2013

FOR RELEASE:	NEW HARTFORD, NY, March 27, 2013
CONTACT:	Christopher R. Byrnes (315) 738-0600 ext. 6226 cbyrnes@partech.com, www.partech.com

PAR Technology Corporation Names Karen E. Sammon

President of ParTech, Inc.

New Hartford, NY – March 27, 2013 – PAR Technology Corporation (NYSE: PAR) ("PAR" or the "Company") today announced it has appointed Karen E. Sammon as President of ParTech, Inc., the Company's wholly-owned subsidiary focused on technology solutions for the restaurant industry.  Ms. Sammon will report to Robert P. Jerabeck, Executive Vice President and Chief Operating Officer, and will be responsible for the strategic direction, leadership and overall performance of ParTech, Inc.  Her appointment is effective April 8, 2013.

Ms. Sammon rejoins PAR from The CBORD Group, Inc., a provider of technology solutions for food and nutrition service management, housing management, integrated security, and related needs of universities, corporations, and campus-based institutions.  At CBORD, Ms. Sammon was Senior Vice President of Operations, with leadership roles in software development, product management, supply chain management, manufacturing and assembly, professional services, account management, and training and education.  She was also responsible for the development of international markets through direct and indirect channels and vendor-partner management.

During Ms. Sammon's previous tenure at PAR, she served as Chief Product and Strategy Officer as well as President, PAR Software Solutions.

"Karen's extensive hospitality technology experience, market vision, and pragmatic approach will be a tremendous asset to our leadership team," said Ronald J. Casciano, PAR Technology CEO. "Karen will be instrumental in driving innovative solutions and operational improvements.  We are pleased Karen has rejoined our team and look forward to leveraging her skills and experience to benefit our customers and our business."

About PAR Technology Corporation

PAR Technology Corporation's stock is traded on the New York Stock Exchange under the symbol PAR.  PAR's Hospitality segment has been a leading provider of restaurant and retail technology for more than 30 years.  PAR offers technology solutions for the full spectrum of restaurant operations, from large chain and independent table service restaurants to international quick service chains.  PAR's Hospitality business also provides hotel management systems with a complete suite of powerful tools for guest management, recreation management, and timeshare/condo management.  In addition, PAR offers the spa industry a leading management application specifically designed to support the unique needs of the resort spa and day spa markets, a rapidly growing hospitality segment.  Products from PAR also can be found in retailers, cinemas, cruise lines, stadiums and food service companies. PAR's Government Business is a leader in providing computer-based system design, engineering and technical services to the Department of Defense and various federal agencies. Visit www.partech.com for more information.

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